Filed pursuant to Rule 424(b)(2) Registration No. 333-197516 CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.875% Senior Notes due 2021	$500,000,000	99.379%	$492,520,000	$57,231

(1)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated July 18, 2014)

NAVIENT CORPORATION

$500,000,000 5.875% Senior Notes due 2021

The notes will mature on March 25, 2021. We will pay interest on the notes on March 25 and September 25 of each year. The first such payments on the notes will be made on September 25, 2015. We may redeem the notes at our option and at any time, either as a whole or in part, at the redemption price described in this prospectus supplement.

The notes will be our senior unsecured debt and will rank equally with all of our existing and future unsecured and unsubordinated debt.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement, “Risk Factors” beginning on page 3 of the accompanying prospectus and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission (“SEC”).

	Per Note	Total
Public offering price(1)	99.379%	$496,895,000
Underwriting discount	0.875%	$4,375,000
Proceeds to Navient Corporation (before expenses)	98.504%	$492,520,000

(1)	Plus accrued interest, if any, from March 27, 2015, if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Obligations of Navient Corporation and any subsidiary of Navient Corporation are not guaranteed by the full faith and credit of the United States of America. Neither Navient Corporation nor any subsidiary of Navient Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about March 27, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Credit Suisse	J.P. Morgan

Co-Managers

Deutsche Bank Securities	Goldman, Sachs & Co.	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is March 25, 2015

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer, issue and sell any combination of debt securities, common stock, preferred stock, warrants or units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” on page S-33 of this prospectus supplement before investing in the notes.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference include forward-looking statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Generally, words such as “may,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “project,” “continue,” “goal” and “believe,” or other variations on these and other similar expressions identify forward-looking statements. Forward-looking statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. These statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual outcomes and results may differ materially from what is expressed or implied in these forward-looking statements. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties, including, among others, the following: increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which we are a party; credit risk associated with our exposure to third parties, including counterparties to our derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings or the credit ratings of the United States of America; failures of our operating systems or infrastructure, or those of third-party vendors;

S-ii

risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation; failures to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failures or delays in the planned conversion to our servicing platform of the recently acquired Wells Fargo portfolio of FFELP Loans (as defined herein) or any other FFELP Loan or Private Education Loan (as defined herein) portfolio acquisitions; risks associated with restructuring initiatives; risks associated with the recently completed separation of Navient and SLM Corporation into two, distinct publicly traded companies, including failure to achieve the expected benefits of the separation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; changes in general economic conditions; our ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the risks described in this prospectus supplement and those incorporated by reference into the accompanying prospectus, including those risks in our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports and registration statements filed from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

In reviewing any agreements incorporated by reference in this prospectus supplement or the accompanying prospectus, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

S-iii

SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents. References herein to a fiscal year mean the fiscal year ended December 31.

Throughout the remainder of this prospectus supplement, except as otherwise indicated, references to “we,” “us,” “our,” “Navient,” “Navient Corporation,” and the “Company” refer collectively to Navient Corporation and its consolidated subsidiaries.

Our Company

We are the nation’s leading loan management, servicing and asset recovery company, committed to helping customers navigate the path to financial success. Servicing more than $300 billion in student loans, we support the educational and economic achievements of more than 12 million customers. A growing number of government and higher education clients rely on us for proven solutions to meet their financial goals.

We hold the largest portfolio of education loans insured or guaranteed under the Federal Family Education Loan Program (“FFELP Loans”), as well as the largest portfolio of private education loans (“Private Education Loans”). FFELP Loans are insured or guaranteed by state or not-for-profit agencies based on guaranty agreements among the United States Department of Education (the “Department of Education”) and these agencies. Private Education Loans are education loans to students or their families that bear the full credit risk of the customer and any cosigner. Private Education Loans are made primarily to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or students’ and families’ resources. As of December 31, 2014, approximately 80 percent of the FFELP Loans and 59 percent of the Private Education Loans held by us were funded to term with non-recourse, long-term securitization debt through the use of securitization trusts.

We service our own portfolio of education loans, as well as those owned by banks, credit unions, nonprofit education lenders and the Department of Education. We are one of four large servicers to the Department of Education under its Direct Student Loan Program (“DSLP”). We also provide asset recovery services on our own portfolio (consisting of both education loans as well as other asset classes), guaranty agencies, higher education institutions, the Department of Education and other federal clients, as well as states, courts, and municipalities.

As of December 31, 2014, our principal assets consisted of:

•	$104.5 billion in FFELP Loans, with a student loan spread of 0.99 percent for the year ended December 31, 2014 on a “Core Earnings” basis and a weighted average life of 7.3 years;

•	$29.8 billion in Private Education Loans, with a student loan spread of 4.04 percent for the year ended December 31, 2014 on a “Core Earnings” basis and a weighted average life of 7.0 years;

•	a leading student loan servicing platform that services loans for more than 12 million DSLP Loan, FFELP Loan and Private Education Loan customers (including cosigners), including 6.2 million customer accounts serviced under our contract with the Department of Education; and

•	a leading student loan asset recovery platform with an outstanding inventory of contingent asset recovery receivables of approximately $15.4 billion, of which approximately $12.5 billion was student loans and the remainder was other asset classes.

Company Information

Our principal executive offices are located at 123 Justison Street, Suite 300, Wilmington, Delaware 19801. Our telephone number is (302) 283-8000. Our website address is www.navient.com. Information on, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our annual report on Form 10-K for the year ended December 31, 2014. See “Where You Can Find More Information.”

THE OFFERING

Issuer	Navient Corporation

Securities Offered	$500 million aggregate principal amount of 5.875% Senior Notes due 2021.

We will issue the notes under a base indenture, dated as of July 18, 2014, between us and the Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture to be entered into between us and the trustee.

Maturity Date	The notes will mature on March 25, 2021.

Interest Rate	5.875% per year.

Interest Payment Dates	March 25 and September 25 of each year, commencing on

September 25, 2015.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. See “Description of Notes—Optional Redemption.”

Ranking	The notes will be our senior unsecured debt and will rank equally with all of our existing and future unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that debt and to all the debt and other liabilities of our subsidiaries.

As of December 31, 2014, (i) we had an approximately $17.4 billion aggregate principal amount of unsecured senior indebtedness outstanding with which the notes will rank pari passu and (ii) our subsidiaries had no unsecured senior indebtedness outstanding.

Further Issues	At any time and from time to time, without notice to or consent of the holders, we may also issue additional debt securities of the same tenor, coupon and other terms of the notes (except for the issue date and public offering price), so that such debt securities and the notes offered hereby together form a single series.

Certain Covenants	The indenture governing the notes will contain covenants that limit our ability to consolidate, merge or transfer all or substantially all of our assets. These covenants are subject to important exceptions and qualifications, which are described in the “Description of Notes” section of this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses of approximately $0.5 million, will be approximately $492.0 million. We intend to use the net proceeds from this offering for general corporate purposes.

United States Federal Income Tax Consequences to Non-U.S. Holders	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “United States Federal Income Tax Consequences to Non-U.S. Holders.”

Governing Law	The notes and the indenture will be governed by the laws of the state of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors.”

SUMMARY HISTORICAL FINANCIAL DATA

You should read the summary historical consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We are treated as the “accounting spinnor” and therefore as the “accounting successor” to SLM Corporation (as it existed prior to the spin-off transaction that was completed on April 30, 2014) and its consolidated subsidiaries, which we refer to collectively, as Old SLM. As a result, the historical financial statements of Old SLM prior to April 30, 2014 are the historical financial statements of Navient. For that reason, the historical financial information related to periods on or prior to April 30, 2014 presented below is that of Old SLM, which includes the consolidated results of both the loan management, servicing and asset recovery business (now part of Navient) and the consumer banking business (now part of new SLM Corporation). We derived the following summary historical financial statement data for the years ended December 31, 2012 and December 31, 2013 and the summary historical balance sheet data for the year ended December 31, 2013 from Old SLM’s audited consolidated financial statements. We derived the summary historical financial data for the year ended December 31, 2014 from our audited consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Interest income:
FFELP Loans	$2,556	$2,822	$3,251
Private Education Loans	2,156	2,527	2,481
Other loans	9	11	16
Cash and investments	9	17	21

Total interest income	4,730	5,377	5,769
Total interest expense	2,063	2,210	2,561

Net interest income	2,667	3,167	3,208
Less: provisions for loan losses	628	839	1,080

Net interest income after provisions for loan losses	2,039	2,328	2,128

Other income (loss):
Gains on sales of loans and investments	—	302	—
Gains (losses) on derivative and hedging activities, net	139	(268)	(628)
Servicing revenue	298	290	279
Asset recovery revenue	388	420	356
Gains on debt repurchases	—	42	145
Other	82	100	92

Total other income	907	886	244

Expenses:
Salaries and benefits	458	504	457
Other operating expenses	529	538	440

Total operating expenses	987	1,042	897
Goodwill and acquired intangible asset impairment and amortization expense	9	13	27
Restructuring and other reorganization expenses	113	72	11

Total expenses	1,109	1,127	935

Income from continuing operations, before income tax expense	1,837	2,087	1,437
Income tax expense	688	776	498

Net income from continuing operations	1,149	1,311	939
Income (loss) from discontinued operations, net of tax expense (benefit)	—	106	(2)

Net income	1,149	1,417	937
Less: net loss attributable to noncontrolling interest	—	(1)	(2)

Net income attributable to Navient Corporation	1,149	1,418	939
Preferred stock dividends	6	20	20

Net income attributable to Navient Corporation common stock	$1,143	$1,398	$919

Basic earnings per common share attributable to Navient Corporation:
Continuing operations	$2.74	$2.94	$1.93
Discontinued operations	—	.24	—

Total	$2.74	$3.18	$1.93

Average common shares outstanding	417	440	476

Diluted earnings per common share attributable to Navient Corporation:
Continuing operations	$2.69	$2.89	$1.90
Discontinued operations	—	.23	—

Total	$2.69	$3.12	$1.90

Average common and common equivalent shares outstanding	425	449	483

Dividends per common share attributable to Navient Corporation	$.60	$.60	$.50

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	December 31,
	2014	2013
Assets
FFELP Loans (net of allowance for losses of $93 and $119, respectively)	$104,521	$104,588
Private Education Loans (net of allowance for losses of $1,916 and $2,097, respectively)	29,796	37,512
Investments
Available-for-sale	6	109
Other	627	783

Total investments	633	892
Cash and cash equivalents	1,443	5,190
Restricted cash and investments	3,926	3,650
Goodwill and acquired intangible assets, net	369	424
Other assets	5,664	7,287

Total assets	$146,352	$159,543

Liabilities
Short-term borrowings	$2,663	$13,795
Long-term borrowings	136,866	136,648
Other liabilities	2,625	3,458

Total liabilities	142,154	153,901

Commitments and contingencies
Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized
Series A: 0 million and 3.3 million shares issued, respectively, at stated value of $50 per share	—	165
Series B: 0 million and 4 million shares issued, respectively, at stated value of $100 per share	—	400
Common stock, par value $0.01 and $0.20 per share, respectively, 1.125 billion shares authorized: 426 million and 545 million shares issued, respectively	4	109
Additional paid-in capital	2,893	4,399
Accumulated other comprehensive income (net of tax expense of $5 and $7, respectively)	9	13
Retained earnings	1,724	2,584

Total Navient Corporation stockholders’ equity before treasury stock	4,630	7,670
Less: Common stock held in treasury at cost: 24 million and 116 million shares, respectively	(432)	(2,033)

Total Navient Corporation stockholders’ equity	4,198	5,637
Noncontrolling interest	—	5

Total equity	4,198	5,642

Total liabilities and equity	$146,352	$159,543

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other documents that we file from time to time with the SEC, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in the accompanying prospectus.

Risks Related to This Offering

Our debt is structurally subordinated to the debt and other liabilities of our subsidiaries.

The notes are obligations exclusively of Navient Corporation. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture that governs the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

We depend upon our subsidiaries to service our debt.

Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

Our substantial indebtedness could adversely affect our financial condition.

We will have a substantial amount of indebtedness, which could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.

We may issue additional notes.

Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the applicable series of notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes (except for the issue date and public offering price).

Redemption may adversely affect your return on your notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. As a result, an active trading market for the notes may not develop and any such market, if it were to develop, may not be liquid or sustainable for any period of time. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the then-current ratings assigned to the notes, the market for similar securities and our performance. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, or changes in the financial and credit markets, could cause the liquidity or market value of the notes to decline significantly.

We expect that the notes will be rated by one or more rating agencies. Any rating assigned to the notes may not remain, may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, warrant a change to the rating assigned.

In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Any ratings downgrade of the notes or further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the market value of the notes.

The provisions of the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The change of control provisions in the terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a takeover, reorganization, recapitalization, restructuring, merger or other similar transactions involving us. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event (as defined herein) that affords you the protections described in this prospectus supplement. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. Except as described under “Description of Notes—Repurchase Upon a Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, reorganization, recapitalization, restructuring, merger or similar transaction.

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under each series of notes.

We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the indenture.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses of approximately $0.5 million, will be approximately $492.0 million. We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2014 on a historical basis and as adjusted to give effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,443	1,936
Restricted cash and investments	3,926	3,926
Debt:
Short-term borrowings	2,663	2,663
Long-term borrowings	136,866	136,866

Notes offered hereby	—	493

Total debt	139,529	140,022

Stockholders’ equity:
Preferred stock, par value $0.20 per share: 20 million shares authorized; none issued	—	—
Common stock, par value $0.01 per share: 1.125 billion shares authorized; 426 million shares issued and outstanding	4	4
Additional paid-in capital	2,893	2,893
Retained earnings	1,724	1,724
Accumulated other comprehensive income (net of tax expense of $5 million)	9	9
Treasury stock at cost	(432)	(432)

Total stockholders’ equity	4,198	4,198

Total capitalization	$143,727	144,220

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.89	1.94	1.56	1.38	1.54

For purposes of computing these ratios, earnings represent income (loss) from continuing operations before income tax expense plus fixed charges. Fixed charges represent interest expensed and capitalized plus one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases.

As of the date of this prospectus supplement, we have not issued any shares of preferred stock.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Indenture and the notes, copies of which are available upon request to us at the address set forth under “Where You Can Find More Information.” In this description, the term “Navient” refers only to Navient Corporation and not to any of its subsidiaries or affiliates. Certain capitalized terms used in this description but not defined below have the meanings assigned to them in the Indenture. We urge you to read the Indenture and the notes because they, and not this description, define your rights as holders of the notes.

General

Navient will issue the notes as a series of debt securities under a base indenture, dated as of July 18, 2014, between Navient, as the company, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into between Navient and the Trustee. The term “Indenture” in this description of notes refers to the base indenture as supplemented by the supplemental indenture.

The notes will mature on March 25, 2021. Interest (computed on the basis of a 360-day year consisting of twelve 30-day months) on the notes will accrue at the rate of 5.875% per year and will be payable semi-annually in arrears on each March 25, and September 25, commencing on September 25, 2015; interest payable on each interest payment date will include interest accrued from March 27, 2015, or from the most recent interest payment date to which interest has been paid or duly provided for.

Navient will make each interest payment to the holders of record of the notes on the immediately preceding March 15 and September 15. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

The notes will be senior, unsecured obligations of Navient and will rank equally with all of Navient’s other existing and future unsecured and unsubordinated indebtedness. As of December 31, 2014, (i) we had an approximately $17.4 billion aggregate principal amount of unsecured senior indebtedness outstanding with which the notes will rank pari passu and (ii) our subsidiaries had no unsecured senior indebtedness outstanding.

The notes will be represented by Global Securities, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of DTC’s nominee. Each note represented by a Global Security is referred to herein as a “Book-Entry Note.”

The Indenture does not limit the amount of notes or other debt securities of Navient that may be issued under the Indenture. Navient may also at any time and from time to time, without notice to or consent of the holders, issue additional debt securities of the same tenor, coupon and other terms as the notes, (except for the issue date and public offering price) so that such debt securities and the notes offered pursuant to this prospectus supplement and the accompanying prospectus shall form a single series. References herein to the notes shall include (unless the context otherwise requires) any further notes issued as described in this paragraph.

Unless otherwise provided and except with respect to Book-Entry Notes, principal of and premium, if any, and interest, if any, on the notes will be payable, and the transfer of notes will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of Navient, interest may be paid by mailing a check to the holder of the notes entitled thereto or, in accordance with arrangements satisfactory to the Trustee, at the option of the holder of the notes by wire transfer to an account designated by such holder.

For a description of payments of principal of, and premium, if any, and interest on, and transfer of, Book-Entry Notes and exchanges of Global Securities representing Book-Entry Notes, see “—Book-Entry, Delivery and Form.”

The notes will be issued only in fully registered form without coupons only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Optional Redemption

We may redeem the notes at our option, at any time or from time to time, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

“Independent Investment Banker” means J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as specified by us, or if these firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC (and their respective successors) plus two others or their affiliates which are primary U.S. government securities dealers (each a “Primary Treasury Dealer”), provided however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption. If fewer than all of the notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called, pro rata, by lot or in such other manner as the Trustee shall deem appropriate (provided that, in the case of global notes, DTC may select beneficial interests in global notes for redemption pursuant to its applicable procedures).

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right, if any, to redeem the notes in full, we will offer (the “Change of Control Offer”) to repurchase any and all of each holder’s notes (equal to $2,000 or an integral multiple of $1,000 above that amount) at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, thereon, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice.

We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

We will not be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases on the applicable date all notes properly tendered and not withdrawn under its offer; provided that for all purposes of the notes and the Indenture governing the notes, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by us to comply with our obligations to offer to repurchase the notes unless we promptly make an offer to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to, but not including, the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept or cause a third party to accept for payment all notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the principal amount of notes being repurchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Navient and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Navient and its subsidiaries taken as a whole to another Person (as defined in the Indenture governing the notes) or group may be uncertain.

Additionally, we will not execute any supplemental indenture that would make any change in the terms and conditions of this issuance of notes described above that would adversely affect the rights of any holder of such notes without the written consent of the holders of a majority in principal amount of the outstanding notes described above.

For purposes of the foregoing discussion of the applicable Change of Control provisions, the following definitions are applicable:

“Board of Directors” means the board of directors or comparable governing body of Navient Corporation; provided that if Navient Corporation is a wholly-owned subsidiary of another person, the Board of Directors means the board of directors or comparable governing body of such person.

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Navient Corporation and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Navient Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Navient Corporation or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of Navient Corporation’s voting stock; (3) Navient Corporation consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) consolidates with, or merges with or into, Navient Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of Navient Corporation or such other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of Navient Corporation outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of Navient Corporation’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of Navient Corporation; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) we become a wholly owned subsidiary of a holding company and (B) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Navient Corporation’s voting stock immediately prior to that transaction. For purposes of this definition, “voting stock” means capital stock or other equity interests of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of Navient Corporation, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Ratings Downgrade Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Navient Corporation who (1) was a member of the Board of Directors of Navient Corporation on the date of the issuance of the notes; or (2) was nominated for election or elected to the Board of Directors of Navient Corporation with the approval of a majority of the Continuing Directors who were members of such

Board of Directors of Navient Corporation at the time of such nomination or election (either by specific vote or by approval of Navient Corporation’s proxy statement in which such member was named as a nominee for election as a director).

“Navient Corporation” means Navient Corporation, or any successor.

“Ratings Downgrade Event” means, on any date during the Trigger Period, the notes being downgraded by at least one modifier (a modifier being plus, neutral or minus for S&P or Fitch, 1, 2 or 3 for Moody’s and a similar modifier by any other Rating Agency) by any two of the three Rating Agencies from the rating on the notes by each such Rating Agency on the date prior to the first day of the Trigger Period; provided that no Ratings Downgrade Event shall be deemed to occur, if either (i) the rating on the notes by each Rating Agency that downgraded its rating is an Investment Grade Rating after the downgrade or (ii) in respect of a particular Change of Control, the Rating Agency or Agencies (as applicable) that downgraded the notes announce or confirm or inform the Trustee in writing that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control.

“Fitch” means Fitch, Inc., also known as Fitch Ratings.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, that we select (pursuant to a resolution of the Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Trigger Period” means the period commencing one day prior to the first public announcement by Navient Corporation of a Change of Control or an arrangement that could result in a Change of Control and ending 60 days following consummation of the Change of Control (which period will be extended following consummation of a Change of Control for so long as the rating of the notes is under announced consideration for possible downgrade by any of the Rating Agencies as the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control).

Certain Covenants

The Indenture will contain certain covenants, including, among others, those described below. Except as set forth below, Navient will not be restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. In addition, the Indenture will not contain any provisions that would require Navient to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving Navient which may adversely affect the creditworthiness of the notes. The Indenture will not restrict the ability of Navient or its subsidiaries to transfer assets to and among Navient’s subsidiaries.

Merger, Consolidation and Sale of Assets

Navient will not consolidate or merge with or into any other entity, or sell, convey, transfer or lease all or substantially all its assets to another entity, unless:

•	either Navient shall be the continuing entity, or the successor, transferee or lessee entity (if other than Navient) shall be organized and existing under the laws of the United States or any state thereof and expressly assume prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, all obligations under the Indenture and the notes to be performed or observed by Navient;

•	immediately after such consolidation, merger, sale, conveyance, transfer or lease Navient or the successor, transferee or lessee entity would not be in default in the performance of any covenant or condition of the Indenture; and

•	Navient shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the relevant section of the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default

An Event of Default with respect to the notes is defined as follows:

•	failure to pay interest on the notes, which continues for 30 days;

•	failure to pay principal of or premium, if any, on the notes at maturity, redemption, acceleration or otherwise;

•	failure to pay sinking fund installment, if any, which continues for 30 days;

•	failure to perform or breach of any covenant of Navient in the Indenture (other than a default in the performance or breach of a covenant included in the Indenture solely for the benefit of debt securities of Navient other than the notes offered pursuant to this prospectus supplement), which continues for 90 days after written notice has been given to Navient by the Trustee or to Navient and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization of Navient.

The Indenture provides that, if any Event of Default with respect to the notes occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal amount of (and all accrued and unpaid interest and premium, if any, on) all notes to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the notes and certain other specified defaults) may be waived by the holders of not less than a majority in principal amount of the notes on behalf of the holders of all the notes.

Within 90 days after the occurrence of a default, and if known to the Trustee, the Trustee shall give notice to the holders of the notes of the default, unless such default shall have been cured or waived before the giving of such notice. Except in the case of a default in payment of the principal of, premium, if any, or interest on the notes, the Trustee shall be protected in withholding such notice, if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders. For purposes of the provision described in this paragraph, the term default with respect to any notes means any event which is, or after notice or lapse of time or both, would become an “Event of Default” specified in the Indenture with respect to the notes.

The Trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture provides that the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Indenture contains a provision entitling the Trustee to be indemnified to its satisfaction by holders of the notes before proceeding to exercise any right or power vested in it under the Indenture at the request or direction of the holders of the notes. The terms of the indemnification required by the Trustee will depend on the nature of the right or power requested or directed to be exercised by the holders and the circumstances that exist at that time. Generally, the Trustee would expect to be fully protected for all actions.

Modification and Waiver

Modifications and amendments may be made by Navient and the Trustee to the Indenture, without the consent of any holder of the notes, to, among other things:

•	add to the covenants and agreements of Navient and to add Events of Default, in each case for the protection or benefit of the holders;

•	evidence the succession of another corporation to Navient, or successive successions, and the assumption by such successor of the covenants and obligations of Navient;

•	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts thereunder by more than one Trustee;

•	secure the notes or to add guarantors or co-obligors with respect to the notes;

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision in the Indenture;

•	to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

•	make any change that does not adversely affect in any material respect the interests of the holders of the notes;

•	to provide for uncertificated securities in addition to certificated securities; or

•	to permit or facilitate the defeasance and discharge of the notes provided that any such action shall not adversely affect the interests of the holders of the notes or any other series of securities issued under the Indenture.

The Indenture contains provisions permitting Navient and the Trustee, with the consent of the holders of a majority in aggregate in principal amount of the notes then outstanding to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the notes, except that no such supplemental indenture may, without the consent of the holder of each note affected thereby:

•	extend the stated maturity of the principal of, or any installment of interest on, the notes, or reduce the principal amount thereof or interest thereon or any premium payable on redemption of the notes or change the currency in which the principal of and premium, if any, or interest on the notes is denominated or payable;

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder;

•	reduce the percentage of holders of the notes required to consent to any waiver of defaults, covenants or supplemental indentures; or

•	modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by Navient with certain restrictive provisions of the Indenture, as detailed in the Indenture; or

•	waive any past default or event of default under the Indenture and its consequences, except a default or event of default in the payment of any amount due with respect to any note, or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge

The Indenture will cease to be of further effect if:

•	all notes (other than destroyed, lost or stolen notes which have been replaced or paid and notes, the payment for which has been held in trust and thereafter repaid to Navient or discharged from such trust) have been delivered to the Trustee for cancellation; or

•	all notes not previously delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable at their stated maturity within one year or, if redeemable at the option of Navient, are to be called for redemption within one year under arrangements satisfactory to the Trustee and Navient has deposited with the Trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the notes for principal and any premium and interest to the date of such deposit or to maturity or redemption, as the case may be; provided, however, in the event a bankruptcy petition is filed with respect to Navient within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to Navient, obligations of Navient under the Indenture will not be deemed terminated or discharged.

Such trust may only be established if:

•	Navient has paid or caused to be paid all other sums payable by Navient under the Indenture; and

•	Navient has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Indenture provides that the terms of the notes may provide Navient with the option to discharge its indebtedness represented by such notes or to cease to be obligated to comply with certain covenants under the Indenture. Navient, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. government obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on, the notes at the stated maturity of such payments in accordance with the terms of the Indenture and such notes, provided, however, in the case of the notes being discharged, in the event a bankruptcy petition is filed with respect to Navient within 91 days after the deposit and the Trustee is required to return the money and/or U.S. government obligations then on deposit with the Trustee to Navient, such indebtedness will not be deemed discharged.

Such trust may only be established if:

•	no default or event that with notice or lapse of time or both would become an event of default shall have occurred and be continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit);

•	Navient has delivered to the Trustee:

•	an opinion of counsel, stating that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of Navient’s exercise of this defeasance option and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if Navient had not exercised this option; and

•	in the case of the notes being discharged, accompanied by a ruling to that effect received from or published by the U.S. Internal Revenue Service.

Trustee

The Trustee may resign or be removed with respect to the notes and a successor trustee may be appointed to act with respect to such notes.

Book-Entry, Delivery and Form

The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the notes will be deposited with The Bank of New York Mellon, as trustee, as custodian for The Depository Trust Company in New York, New York (which we refer to as “DTC”), and registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the notes, DTC or that nominee as the case may be, will be considered the sole owner or holder of such notes represented by the global note for all purposes under the Indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustees, any paying agent, or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

A global note is exchangeable for definitive notes in registered certificated form if:

•	DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global notes, and we fail to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Exchange Act;

•	at our option, we notify the trustees in writing that we have elected to cause the issuance of the certificated securities; or

•	there has occurred and is continuing a default or event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated securities upon prior written notice given to the trustees by or on behalf of DTC in accordance with the Indenture.

In all cases, certificated securities delivered in exchange for any beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon, New York, New York, or the office or agency designated for such purpose.

DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustee, the paying agent, or we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

We will make payments in respect of the notes (including principal, interest and premium, if any) at the Corporate Trust Office of the Trustee except that, at the option of Navient, we will make payments of interest by check mailed to the registered address of the holder of the notes entitled thereto or, in accordance with arrangements satisfactory to the Trustee, at the option of the holder of the notes by wire transfer to an account designated by such holder. The notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Euroclear and Clearstream

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems.

Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of securities offered by this prospectus supplement;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of securities offered by this prospectus supplement;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

The following is a summary of the U.S. federal income tax consequences relating to an investment in the notes by Non-U.S. Holders (as defined herein). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly on a retroactive basis). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular person or persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes, persons subject to the alternative minimum or Medicare tax on certain investment income, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, or persons that are, or hold their notes through, partnerships or other pass-through entities) all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any foreign, state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires the notes in the initial offering at their issue price and holds the notes as capital assets.

This summary is based on current U.S. federal income tax law, which is subject to change, possibly with retroactive effect.

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN SUCH NOTES.

A “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership. If a partnership holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor concerning the U.S. federal income and other tax consequences.

Tax Consequences to Non-U.S. Holders

Interest. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (1) the interest is not effectively connected with a U.S. trade or business and (2) the Non-U.S. Holder satisfies the following requirements:

(i)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the Non-U.S. Holder is not a controlled foreign corporation related to us (directly or indirectly) through stock ownership;

(iii)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code;

(iv)	either (A) the Non-U.S. Holder certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), as applicable, or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, that such certification has been received by it and furnishes us or our paying agent with a copy of the IRS Form W-8IMY together with the W-8BEN or W-8BEN-E of the beneficial owner, together with a withholding statement, if applicable; and

(v)	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below), interest on the notes generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

Sale, Exchange, Retirement or Other Disposition of a note. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case where (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain, the sale or other taxable disposition of the note on a net basis in the same manner as if such holder were a U.S. Holder. If such interest or gain is recognized by a Non-U.S. Holder that is classified as a corporation, such corporation may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld may be reported to the Internal Revenue Service. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (such provisions commonly known as “FATCA”) impose a reporting regime and potentially a withholding at a rate of 30% in certain circumstances on interest in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Internal Revenue Service to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which each note is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to note holders in respect of any amounts withheld. prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

Underwriters	Principal amount of notes
Barclays Capital Inc.	$100,000,000
Credit Suisse Securities (USA) LLC	$100,000,000
J.P. Morgan Securities LLC	$100,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$100,000,000
Deutsche Bank Securities Inc.	$25,000,000
Goldman, Sachs & Co.	$25,000,000
RBC Capital Markets, LLC	$25,000,000
Wells Fargo Securities, LLC	$25,000,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.5% of the principal amount of the notes. Any such dealers may resell the notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.25% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell the notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Note Paid by Us
Per note	0.875%

Total	$4,375,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $0.5 million.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overal1ot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Prior to the offering, there have been no active markets for the notes. The underwriters have advised us that certain of the underwriters presently intend to make markets in the notes as permitted by applicable laws and regulations. Such underwriters are not obligated, however, to make the markets in the notes and any such market making may be discontinued at any time at the discretion of such underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our affiliates. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, from time to time in the ordinary course of business, certain of the underwriters and their affiliates are and have been customers of us and our affiliates.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the notes offered hereby may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to the notes offered hereby in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes offered in this offering and certain other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

EXPERTS

The consolidated financial statements of Navient Corporation and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Navient Corporation. Our common shares are listed and traded on the NASDAQ. You may also inspect the information we file with the SEC at the NASDAQ’s offices at One Liberty Plaza, 165 Broadway, New York, New York 10006. Information about us, including our SEC filings, is also available at our internet site at http://www.navient.com. However, the information on our internet site is not part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. If any statement in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the completion of the offering of all securities covered by this prospectus supplement (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015; and

•	our current reports on Form 8-K filed with the SEC on January 26, 2015 and March 10, 2015.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement or the accompanying prospectus. You should direct requests for documents to:

Navient Corporation

123 Justison Street, Suite 300

Wilmington, Delaware 19801

Attention: Corporate Secretary

Telephone: (302) 283-8000

Prospectus

NAVIENT CORPORATION

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

We may use this prospectus from time to time to offer debt securities, shares of our common stock, shares of our preferred stock, warrants to purchase our debt securities, common stock, preferred stock or units of two or more of these types of securities, and units. We refer to our debt securities, common stock, preferred stock, warrants and units collectively as the “securities.” Any or all of the securities may be offered and sold separately or together. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. We will provide specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

Our common stock is listed on NASDAQ under the symbol “NAVI.”

Investing in securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, including the section entitled “Risk Factors” beginning on page 3 of this prospectus, the section entitled “Risk Factors” in the applicable prospectus supplement and risk factors in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 18, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer”, as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we may, from time to time, sell an indeterminate amount of any combination of common stock, debt securities, preferred stock, warrants or units described in this prospectus in one or more offerings. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we may offer under this prospectus and any prospectus supplement. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

This prospectus describes the general terms of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other terms of that offering. The prospectus supplement prepared by us or on our behalf may also add, update or change information contained in this prospectus. To understand the terms of the securities that may be offered pursuant to this prospectus, you should carefully read this document with the applicable prospectus supplement or any free writing prospectus prepared by us or on our behalf. Together, these documents will give the specific terms of the offered securities. You should also read the documents we have incorporated by reference in this prospectus described below under “Where You Can Find More Information.”

We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to in that free writing prospectus. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference into this prospectus include forward-looking statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Generally, words such as “may,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “project,” “continue,” “goal” and “believe,” or other variations on these and other similar expressions identify forward-looking statements. Forward-looking statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. These statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual outcomes and results may differ materially from what is expressed or implied in these forward-looking statements. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties, including, among others, the following: increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which we are a party; credit risk associated with our exposure to third parties, including counterparties to our derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings or the credit ratings of the United States of America; failures of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; changes in general economic conditions; and changes in the demand for debt management services.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the risks described in this prospectus and in the applicable prospectus supplement and those incorporated by reference into this prospectus, including those risks detailed under Item 1A, “Risk Factors” under our registration statement on Amendment No. 4 to Form 10 (Commission File No. 001-36228), filed with the SEC on April 10, 2014 (the “Form 10”), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and subsequent reports and registration statements filed from time to time with the SEC.

ABOUT NAVIENT CORPORATION

Navient Corporation, which we refer to throughout this prospectus as “we,” “us” or “Navient,” holds the largest portfolio of education loans insured or guaranteed under the Federal Family Education Loan Program (“FFELP”), as well as the largest portfolio of private education loans, in the United States. Navient was originally incorporated in Delaware on November 7, 2013 as New Corporation, a wholly owned subsidiary of SLM Corporation.

Navient was formed to hold, directly or indirectly, the assets and liabilities associated with SLM Corporation’s education loan management business, which consists primarily of portfolios of FFELP and private education loans, as well as servicing and collection activities on these and other student loans.

On April 30, 2014, SLM Corporation stockholders received one share of Navient common stock for each share of SLM Corporation common stock held by them on April 22, 2014. The distribution of Navient was preceded by an internal corporate reorganization, as a result of which SLM Corporation was replaced by a new publicly traded parent company which changed its name to SLM Corporation immediately following the reorganization.

Our principal executive offices are located at 300 Continental Drive, Newark, Delaware 19713, and our telephone number at that location is (302) 283-8000.

RISK FACTORS

Before you decide to invest in shares of our common stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” included in the Information Statement filed with the SEC as part of our Form 10, and under the caption “Risk Factors” in any of our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q incorporated by reference in this prospectus and in any prospectus supplement for your securities. For more information, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the five years ended December 31, 2013 and the three month periods ended March 31, 2014 and March 31, 2013, respectively.

	Years Ended					Three Months Ended Mar 31,
	2009	2010	2011	2012	2013	2013	2014
Ratio of earnings to fixed charges(1)	1.26	1.54	1.38	1.56	1.94	1.97	1.67
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.19	1.46	1.37	1.54	1.92	1.95	1.65

(1)	For purposes of computing these ratios, earnings represent income (loss) from continuing operations before income tax expense plus fixed charges. Fixed charges represent interest expensed and capitalized plus one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.

SECURITIES WE MAY OFFER

This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series;

•	preferred stock, which we may issue in one or more series;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock, debt securities or units of two or more of these types of securities;

•	warrants or other rights relating to foreign currency exchange rates; or

•	units, each representing a combination of two or more of the foregoing securities.

We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters or agents, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters or agents;

•	information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any material United States federal income tax considerations that apply to the securities; and

•	any other material information about the offering and sale of the securities.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under an indenture to be entered into between us and The Bank of New York Mellon, as trustee. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any additions to or changes in the covenants that apply to such debt securities;

•	any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Under our amended and restated certificate of incorporation, our authorized capital stock is 1,125,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.20 par value.

As of June 30, 2014, 419,438,459 shares of our common stock were outstanding and no preferred stock was outstanding.

Common Stock

Our common stock is described in our Information Statement, filed as Exhibit 99.1 to our Form 10. This Information Statement is incorporated by reference into this prospectus.

We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in our Form 10, as amended, that will not apply to that common stock.

Preferred Stock

We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors.

We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Any or all of these rights may be greater than the rights of the holders of common stock. In addition, our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock.

The terms of the preferred stock that might be issued could conceivably prohibit us from:

•	consummating a merger;

•	reorganizing;

•	selling substantially all of our assets;

•	liquidating; or

•	engaging in other extraordinary corporate transactions without shareholder approval.

Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DESCRIPTION OF WARRANTS

We may issue:

•	warrants for the purchase of debt securities, common stock, preferred stock or units of two or more of these types of securities; or

•	currency warrants, which are warrants or other rights relating to foreign currency exchange rates.

Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

•	in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

•	in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, debt securities and warrants, or any combination of those securities. The prospectus supplement relating to the offering of such units will describe their terms, including the following:

•	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;

•	the terms of any unit agreement governing the units;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	the provision for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for our outstanding indebtedness;

•	directly to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement or pricing supplement for that transaction. Unless otherwise indicated in the prospectus supplement or pricing supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.

If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement or pricing supplement describing the method and terms of the offering.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement or pricing supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters or agents by counsel named in the applicable prospectus supplement or pricing supplement.

EXPERTS

The consolidated financial statements of SLM Corporation and subsidiaries as of December 31, 2013 and 2012, and for the years then ended, and the adjustments to the 2011 consolidated financial statements to reflect discontinued operations, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2011 before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note 16, (not separately included or incorporated by reference in this Prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively reflect the discontinued operations described in Note 16 have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2011 have been so included in reliance on the reports of (i) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note 16, and (ii) KPMG LLP solely with respect to the adjustments to those financial statements to retrospectively reflect the discontinued operations described in Note 16, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about us at the offices of the NASDAQ, 165 Broadway, New York, New York 10006.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the common stock being offered pursuant to this prospectus. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus:

•	our registration statement on our Form 10, including, without limitation, the description of capital stock contained in the registration statement;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014; and

•	our current reports on Form 8-K filed with the SEC on April 16, 2014, April 17, 2014, May 2, 2014, May 9, 2014, May 14, 2014, May 16, 2014 and July 16, 2014.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Navient Corporation

300 Continental Drive

Newark, Delaware 19713

Attention: Corporate Secretary

Telephone: (302) 283-8000

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

NAVIENT CORPORATION

$500,000,000 5.875% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

March 25, 2015

Joint Book-Running Managers

BofA Merrill Lynch

Barclays

Credit Suisse

J.P. Morgan

Co-Manager

Deutsche Bank Securities

Goldman, Sachs & Co.

RBC Capital Markets

Wells Fargo Securities